CONTACT S. Colin Neill Chief Financial Officer Axonyx Inc., New York 645-7704 www.axonyx.com	Exhibit 99.1 January 4, 2006 Media Contact: Stephanie Carrington (646)536-7017 (212) scarrington@theruthgroup.com

AXONYX ANNOUNCES LICENSE OF PHENSERINE TO DAEWOONG
PHARMACEUTICAL COMPANY FOR SOUTH KOREA

NEW YORK, NY – January 4, 2006 – Axonyx Inc. (NASDAQ: AXYX) announced today that it has granted to Daewoong Pharmaceutical Company Ltd. (Daewoong) an exclusive license for the use of Phenserine in the South Korean market. Under the terms of the agreement Daewoong, at its own costs, undertakes to pursue the product development and regulatory work necessary for a New Drug Application (NDA) (or its equivalent) in South Korea with respect to Phenserine for the treatment of Alzheimer’s disease (AD).

The financial terms of the deal are confidential, but include royalty payments to Axonyx based on sales of Phenserine by Daewoong in the South Korean market.

This license arrangement is part of the Company’s previously announced strategy to identify partners that are able and willing to commit the necessary financial resources to Phenserine’s further development and marketing approval.

“We are excited about this license agreement which is our first for Phenserine. We expect Daewoong to build on the significant clinical data we have generated as they continue the development of Phenserine,” stated Gosse Bruinsma, M.D., President and CEO of Axonyx.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders. The Company currently has three compounds in development for Alzheimer’s disease, namely Phenserine - a potential symptomatic and disease progression treatment of mild to moderate Alzheimer’s disease (AD), Posiphen™ - a potential disease progression treatment for AD now in Phase I, and BisNorCymcerine (BNC) - a potential symptomatic treatment of severe AD now in pre-Investigational New Drug (IND) stage.

About Daewoong Pharmaceutical Company Ltd.

Daewoong Pharmaceutical is the leading pharmaceutical company in the Korean prescription drug market which has a solid network in the sales and marketing field. Daewoong has 9 products of which sales is over $10 million, meaning the company with the largest number of Korean blockbuster products.

Daewoong group also deals with OTC, raw material and IT related business through its subsidiaries. For the fiscal year ended March 31, 2005, Daewoong pharmaceutical generated revenues of over $350 million, while the Daewoong group generated revenues of over $500 million.

In 2001, Daewoong has succeeded to develop and launch Easyef (Epidermal Growth Factor), the first bioengineering product in Korea, indicated for the diabetic foot ulcer. Additional clinical trial are being conducted for the extension of indication into the general wound healing area. In 2003, Daewoong is succeeded to synthesis of the Coenzyme Q10 at the second time in the world and exporting raw material to all over the world. Daewoong is also developing an early stage of several new chemical entities.

The company is headquartered in Seoul, South Korea.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company, including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx’s annual report on Form 10-K. Specifically, with respect to our drug candidates Phenserine, Posiphen™ and BisNorCymcerine, Axonyx cannot assure that: any preclinical studies or clinical trials, whether ongoing or conducted in the future, will prove successful, and if successful, that the results can be replicated; safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; pre-clinical results related to cognition and the regulation of beta-APP will be substantiated by ongoing or future clinical trials, if any, or that any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication or slow the progression of Alzheimer’s disease; any of its drug candidates will support an NDA filing or its equivalent, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or that Axonyx will have or obtain the necessary financing to support its drug development programs. Axonyx cannot assure that it will be successful with regard to identifying a (sub-) licensing partner for any of its compounds, or that any such partner will successfully develop or commercialize any such compound. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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